Exhibit 23.4

[R.A. LENSER AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        The undersigned hereby consents to the references to our firm in the form and context in which they are incorporated by reference in this Registration Statement on Form S-3 of Whiting Petroleum Corporation and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2005.

Very truly yours, R.A. Lenser and Associates, Inc.

/s/ Ronald A. Lenser Ronald A. Lenser, President Registered Professional Engineer PE No. 30558

May 5, 2006